Exhibit 5.1

ONE SHELL PLAZA	AUSTIN
910 LOUISIANA	BEIJING
HOUSTON, TEXAS	DALLAS
77002-4995	DUBAI
HONG KONG
TEL +1 713.229.1234	HOUSTON
FAX +1 713.229.1522	LONDON
www.bakerbotts.com	MOSCOW
NEW YORK
RIYADH
WASHINGTON

December 10, 2007

Transocean Inc.

4 Greenway Plaza

Houston, Texas 77046

United States of America

Ladies and Gentlemen:

As set forth in a Registration Statement on Form S-3 (Registration No. 333-147785) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by Transocean Inc., a Cayman Islands exempted company (the “Company”), under the Securities Act of 1933, as amended (the “Act”), relating to (i) the Company’s unsecured debt securities (the “Debt Securities”), (ii) the Company’s ordinary shares, par value $0.01 per share (the “Ordinary Shares”), (iii) the Company’s preference shares, par value $0.10 per share (the “Preference Shares”), and (iv) warrants (the “Warrants”) to purchase Debt Securities, Preference Shares, Ordinary Shares or other securities to be issued and sold by the Company from time to time pursuant to Rule 415 under the Act, certain legal matters in connection with such Debt Securities are being passed upon for you by us.

The Registration Statement has been filed with the Commission and became effective upon filing.  The Company’s prospectus dated December 3, 2007 and prospectus supplement dated December 5, 2007 relating to the Senior Notes (as defined below) (collectively, the “Senior Notes Prospectus”) have been filed with the Commission pursuant to Rule 424(b)(5) under the Act.  The Company’s prospectus dated December 3, 2007 and prospectus supplement dated December 5, 2007 relating to the Convertible Notes (as defined below) (collectively, the “Convertible Notes Prospectus”; each of the Senior Notes Prospectus and the Convertible Notes Prospectus, a “Prospectus”) have been filed with the Commission pursuant to Rule 424(b)(5) under the Act.

On December 4, 2007, the Company entered into an Underwriting Agreement (the “Senior Notes Underwriting Agreement”) with Goldman, Sachs & Co. and Lehman Brothers Inc., as representatives of the several underwriters (collectively, the “Underwriters”), providing for the issuance and sale by the Company to the Underwriters of (i) $500,000,000 aggregate principal amount of the Company’s 5.25% Senior Notes due 2013 (the “2013 Notes”); (ii) $1,000,000,000 aggregate principal amount of the Company’s 6.00% Senior Notes due 2018 (the “2018 Notes”); and (iii) $1,000,000,000 aggregate principal amount of the Company’s 6.80% Senior Notes due 2038 (the “2038 Notes” and, together with the 2013 Notes and the 2018 Notes, the “Senior Notes”).  On December 5, 2007, the Company entered into an Underwriting Agreement (the “Convertible Notes Underwriting Agreement” and, together with the Senior Notes Underwriting Agreement, the “Underwriting Agreements”) with Goldman, Sachs & Co. and Lehman Brothers Inc., as representatives of the Underwriters, providing for the issuance and sale by the Company to the Underwriters of (i) $2,200,000,000 aggregate principal amount of the Company’s 1.625% Series A Convertible Notes due 2037 (the “Series A Notes”); (ii)

$2,200,000,000 aggregate principal amount of the Company’s 1.50% Series B Convertible Notes due 2037 (the “Series B Notes”); and (iii) $2,200,000,000 aggregate principal amount of the Company’s 1.50% Series C Convertible Notes due 2037 (the “Series C Notes” and, together with the Series A Notes and the Series B Notes, the “Convertible Notes”).  The Senior Notes and the Convertible Notes are collectively referred to herein as the “Notes.”

In our capacity as your counsel in the connection referred to above, we have examined (i) the Articles of Association and Memorandum of Association of the Company (the “Charter Documents”); (ii) the Indenture (the “Indenture”) in the form of Exhibit 4.1 to the Registration Statement to be executed by the Company and Wells Fargo Bank, National Association, as trustee, pursuant to which the senior Debt Securities may be issued; (iii) the First Supplemental Indenture (the “First Supplemental Indenture”) in the form of Exhibit 4.2 to the Current Report on Form 8-K, pursuant to which the Senior Notes will be issued; (iv) the Second Supplemental Indenture (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture, the “Supplemental Indentures”) in the form of Exhibit 4.3 to the Current Report on Form 8-K, pursuant to which the Convertible Notes will be issued; (v) the Underwriting Agreements; (vi) the Prospectuses; and (vii) originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereafter expressed. In making our examination, we have assumed the due execution and delivery of the Indenture and the Supplemental Indentures, and we have assumed that all signatures on documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conformed with the originals of such documents.

In connection with this opinion, we have assumed that the Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable Prospectus.

Based upon and subject to the foregoing, we are of the opinion that:

The Notes will, when they have been duly authorized, executed, authenticated, issued and delivered in accordance with the provisions of both the Indenture and the applicable Supplemental Indenture and duly purchased and paid for in accordance with the terms of the applicable Underwriting Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of (A) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other law relating to or affecting creditors’ rights generally and (B) general principles of equity and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We have relied as to matters of Cayman Islands law upon the opinion of Walkers filed as Exhibit 5.2 to this Current Report on Form 8-K.  This opinion is limited to the laws of the State of New York and the applicable federal laws of the United States.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.